Exhibit (a)(5)(G)

JOINT PRESS RELEASE

Friday, March 6, 2009

Contacts:	For Exar Corporation: J. Scott Kamsler, Senior VP, CFO Thomas R. Melendrez, Executive Vice President (510) 668-7000	For hi/fn, inc.: William R. Walker, Vice President and CFO (408) 399-3500

EXAR CORPORATION COMMENCES EXCHANGE

OFFER FOR HI/FN, INC. SHARES

Fremont, California and Los Gatos, California, March 6, 2009—Exar Corporation (“Exar”) (NASDAQ: EXAR) and hi/fn, inc. (“Hifn”) (NASDAQ: HIFN) announced today that Exar has commenced an exchange offer for all of the outstanding shares of Hifn common stock pursuant to their previously announced definitive agreement dated February 23, 2009, under which Exar will acquire Hifn. Subject to the terms and conditions of the exchange offer, Hifn stockholders who validly tender their shares may elect to receive for each share of Hifn common stock they tender in the exchange offer either (i) 0.3529 shares of Exar common stock and $1.60 in cash, without interest, or (ii) $4.00 in cash, without interest.

The exchange offer is scheduled to expire at 12:00 midnight, New York City time, at the end of Thursday, April 2, 2009, unless extended. The terms and conditions of the exchange offer are described in the exchange offer documents, which will be mailed to Hifn stockholders and filed with the Securities and Exchange Commission (“SEC”). The exchange offer is subject to customary closing conditions, including the tender in the exchange offer by Hifn stockholders of shares representing at least a majority of the outstanding shares of Hifn common stock on a fully diluted basis.

About the Transaction

In connection with the exchange offer described herein, on March 5, 2009 Exar filed with the SEC a registration statement on Form S-4 and a tender offer statement on Schedule TO setting forth in detail the terms of the exchange offer. On March 5, 2009, Hifn filed with the SEC a solicitation/recommendation statement on Schedule 14D-9 setting forth in detail, among other things, the recommendation of Hifn’s board of directors that Hifn stockholders tender their shares pursuant to the exchange offer. These documents contain important information about the transaction and investors and security holders are urged to read them carefully before making any decision with respect to the exchange offer. Investors and security holders can obtain free copies of the registration statement on Form S-4, Schedule TO, Schedule 14D-9 and other filings containing information about Exar and Hifn, without charge, at the SEC’s website (http://www.sec.gov). A free copy of the exchange offer materials may also be obtained from Exar’s website at http://www.exar.com or from Hifn’s website at http://www.hifn.com.

About Exar

Exar Corporation is Powering Connectivity by delivering highly differentiated silicon solutions empowering products to connect. With distinctive knowledge in analog and digital technologies, Exar enables a wide array of applications such as portable devices, home media gateways, communications systems, and industrial automation equipment. Exar has locations worldwide providing real-time system-level support to drive rapid product innovation. For more information about Exar visit: http://www.exar.com.

About Hifn

hi/fn, inc. (NASDAQ: HIFN) delivers the key OEM ingredients for 21st century storage and networking environments. Leveraging over a decade of leadership and expertise in the development of purpose-built Applied Services Processors (ASPs), Hifn is a trusted partner to industry leaders for whom infrastructure innovation in storage and networking is critical to success. With the majority of secure networked communications flowing through Hifn technology, the 21st century convergence of storage and networking drives our product roadmap forward. For more information, please visit: http://www.hifn.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements about Exar, Hifn and their expectations for Exar’s proposed acquisition of Hifn. All statements in this press release concerning activities, events or developments that Exar or Hifn expects, believes or anticipates may occur in the future are forward-looking statements and can generally be identified by the use of words such as “anticipates”, “expects”, “intends”, “will”, “could”, “believes”, “estimates”, “continue” and similar expressions. Forward-looking statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties and other factors that may cause actual results and performance to be materially different from results or performance expressed or implied by forward-looking statements, including the following risks: the risk that the exchange offer and the merger will not close because of a failure to satisfy one or more conditions; the risk that Exar’s business or Hifn’s business will have been adversely impacted during the pendency of the exchange offer; the risk that operations will not be integrated successfully; and the risk that expected cost savings and other synergies from the transaction may not be realized; difficulties retaining key employees; and other economic, business, competitive and regulatory factors affecting the business of Exar and Hifn generally, including those set forth in the filings of Exar and Hifn with the SEC, especially in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of their respective annual reports on Form 10-K and quarterly reports on Form 10-Q, and other SEC filings. Except as required by law, Exar and Hifn are under no obligation (and disclaim any obligation) to update or alter their forward-looking statements whether as a result of new information, future events, or otherwise.

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